CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #1132/1134 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated January 27, 2023 on the financial statements and financial highlights of the Medalist Partners MBS Total Return Fund (formerly Semper MBS Total Return Fund) and Medalist Partners Short Duration Fund (formerly Semper Short Duration Fund), each a series of Advisors Series Trust. Such financial statements and financial highlights appear in the 2023 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
September 26, 2023